As filed with the Securities and Exchange Commission on March 11, 2016

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACK-CALI REALTY CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	22-3305147
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

343 Thornall Street, Edison, New Jersey
(732) 590-1000	08837-2206
(Address, including telephone number, of Principal Executive Offices)	(Zip Code)

Copies to:

Gary T. Wagner
Chief Legal Officer	Blake Hornick, Esq.
Mack-Cali Realty Corporation	Seyfarth Shaw LLP
343 Thornall Street	620 Eighth Avenue
Edison, New Jersey 08837-2206	New York, New York 10018
(732) 590-1000	(212) 218-5500

(Name, address, including zip code and telephone number, including area code, of agents for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock ($0.01 par value)	1,148,027	$21.37	$24,533,337	0	(2)

(1)          Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).  The proposed maximum offering price per unit, the proposed maximum aggregate offering price, and the amount of registration fee have been computed on the basis of the average high and low prices of the common stock on the New York Stock Exchange on March 8, 2016.

(2)          The shares being registered pursuant to this Registration Statement consist entirely of 1,148,027 unsold shares of Common Stock that were previously registered on an automatic shelf registration statement on Form S-3, File No. 333-187196, which was filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2013 (the “Registration Statement”).  The Registration Statement is subject to expiration on the third anniversary of the date of filing with the Commission pursuant to Rule 415(a)(5) under the Securities Act.  The 1,148,027 shares of common stock covered by this registration statement consist solely of the unsold securities from the Registration Statement and pursuant to Rule 415(a)(6) under the Securities Act, these 1,148,027 shares, together with the related filing fees previously paid by the registrant in connection with the Registration Statement, are being carried forward to this registration statement.  No additional securities are being registered by this registration statement.

PROSPECTUS

MACK-CALI REALTY CORPORATION

1,148,027 SHARES OF
COMMON STOCK

We are a fully-integrated, self-administered, self-managed real estate investment trust (“REIT”) providing leasing, management, acquisition, development, construction and tenant-related services for our properties.  The persons listed as our selling stockholders in this prospectus are offering and selling up to 1,148,027 shares of our common stock, par value $0.01 per share.  We may issue these shares of our common stock to such selling stockholders as payment of the cash redemption price of common units of limited partnership interest in Mack-Cali Realty, L.P., a Delaware limited partnership through which we conduct our real estate activities.  Common units are redeemable by the selling stockholders at their option, subject to certain restrictions, on the basis of one common unit for either one share of our common stock or cash equal to the fair market value of a share of our common stock at the time of the redemption.  All net proceeds from the sale of the shares of our common stock offered by this prospectus will go to the selling stockholders.  We will not receive any proceeds from such sales.

The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices.  The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholders.  We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

We are a Maryland corporation incorporated in 1994.  Our executive offices are located at 343 Thornall Street, Edison, New Jersey 08837-2206, and our telephone number is (732) 590-1000.  We maintain an Internet website at www.mack-cali.com.  We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

Our common stock is listed on The New York Stock Exchange under the symbol “CLI.”  The closing price of our common stock as reported on The New York Stock Exchange on March 8, 2016 was $21.19 per share.

Investment in our common stock involves certain risks, including those described beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.  You should consider such risk factors before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 2016

You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We consider portions of this prospectus, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Among the factors about which we have made assumptions are:

•      risks and uncertainties affecting the general economic climate and conditions, which in turn may have a negative effect on the fundamentals of our business and the financial condition of our tenants and residents;

•      the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis;

•      the extent of any tenant bankruptcies or of any early lease terminations;

•      our ability to lease or re-lease space at current or anticipated rents;

•      changes in the supply of and demand for our properties;

•      changes in interest rate levels and volatility in the securities markets;

•      our ability to complete construction and development activities on time and within budget, including without limitation obtaining regulatory permits and the availability and cost of materials, labor and equipment;

•      forward-looking financial and operational information, including information relating to future development projects, potential acquisitions or dispositions, and projected revenue and income;

•      changes in operating costs;

•      our ability to obtain adequate insurance, including coverage for terrorist acts;

•      our credit worthiness and the availability of financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and refinance existing debt and our future interest expense;

•      changes in governmental regulation, tax rates and similar matters; and

•      other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants or residents will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated.

For further information on factors which could impact us and the statements contained herein, see the “Risk Factors” under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2015 for risks relating to investments in our securities.  We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

AVAILABLE INFORMATION

We have filed an automatic shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) covering the shares of common stock offered by this prospectus.  As permitted by the rules and regulations of the SEC, this prospectus omits certain information, exhibits and undertakings contained in the registration statement.  For further information pertaining to the shares of common stock offered by this prospectus, reference is made to the registration statement, including the exhibits filed as a part thereof.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC.  You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may also obtain copies of these documents at prescribed rates by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically will update and supersede this information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

(1)                                 Our Annual Report on Form 10-K (File No. 001-13274) for the fiscal year ended December 31, 2015;

(2)                                 Our Current Report on Form 8-K (File No. 001-13274) dated January 7, 2016;

(3)                                 Our definitive proxy statement on Schedule 14A, relating to the annual meeting of stockholders held on May 11, 2015, as filed with the SEC on April 13, 2015; and

(4)                                 The description of our common stock and the description of certain provisions of Maryland Law contained in:

i.                                          Our Registration Statement on Form 8-A dated August 9, 1994;

ii.                                       Our Articles of Restatement dated September 17, 2009; and

iii.                                    Any amendments or reports filed for the purpose of updating such description.

Except as otherwise indicated, all documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this prospectus.

We will provide, free of charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, in writing or by telephoning our executive offices at the following address:  Mack-Cali Realty Corporation, Investor Relations Department, 343 Thornall Street, Edison, New Jersey 08837-2206, and our telephone number is (732) 590-1000.  The documents which we file with the SEC are not incorporated by reference into this prospectus, except to the extent any such document is explicitly incorporated by reference into one of our filings.

PROSPECTUS SUMMARY

This prospectus, dated March 11, 2016 (this “Prospectus”) relates to the resale by certain of our stockholders (collectively, the “Selling Stockholders”) who may receive shares of our common stock, par value $0.01 per share (the “Common Stock”), that will be offered by this Prospectus, in exchange for units of limited partnership interest (the “Common Units”) in Mack-Cali Realty, L.P. (the “Operating Partnership”).  We may issue these shares of our Common Stock to such Selling Stockholders as payment of the cash redemption price of Common Units.  The Common Units are redeemable by the Selling Stockholders at their option, subject to certain restrictions, on the basis of one Common Unit for either one share of our Common Stock or cash equal to the fair market value of a share of our Common Stock at the time of the redemption.

This Prospectus presents certain information regarding the ownership of 1,148,027 shares of our Common Stock that may be acquired upon the redemption of 1,148,027 Common Units held by the Selling Stockholders.  The shares to which this Prospectus relates reflect the total number of shares that may be sold by all of the Selling Stockholders under this Prospectus.

INFORMATION ABOUT US

We are a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) that owns and operates a real estate portfolio comprised predominantly of Class A office and office/flex properties located primarily in the Northeast with a recent emphasis on expansion into the multi-family rental sector in the same markets.  The Company performs substantially all commercial real estate leasing, management, acquisition, development and construction services on an in-house basis.

As of December 31, 2015, the Company owned or had interests in 275 properties, consisting of 147 office and 109 flex properties, totaling approximately 29.9 million square feet, leased to approximately 1,900 commercial tenants and 19 multi-family rental properties containing 5,644 residential units, plus developable land (collectively, the “Properties”).  The Properties are comprised of: (a) 223 wholly-owned or Company-controlled properties consisting of 111 office buildings and 106 flex buildings aggregating approximately 24.2 million square feet and six multi-family properties totaling 1,301 apartments, (collectively, the “Consolidated Properties”); and (b) 36 office properties totaling approximately 5.6 million square feet, 13 multi-family properties totaling 4,343 apartments, two retail properties totaling 81,700 square feet and a 350-room hotel, which are owned by unconsolidated joint ventures in which the Company has investment interests.  Unless otherwise indicated, all references to square feet represent net rentable area.  As of December 31, 2015, the office and flex properties included in the Consolidated Properties were 86.2 percent leased.  Percentage leased includes all leases in effect as of the period end date, some of which have commencement dates in the future, and leases that expire at the period end date.  Leases that expired as of December 31, 2015 aggregate 69,522 square feet, or 0.3 percent of the net rentable square footage.  The Properties are located in seven states, primarily in the Northeast, and the District of Columbia.

The Company’s shares of common stock are listed on The New York Stock Exchange under the symbol “CLI.”  We have paid regular quarterly distributions on our common stock since we commenced operations as a REIT in 1994.  We intend to continue making regular quarterly distributions to the holders of our common stock.  Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made in the future.

We are a Maryland corporation incorporated in 1994.  Our executive offices are located at 343 Thornall Street, Edison, New Jersey 08837-2206, and our telephone number is (732) 590-1000.  We maintain an Internet website at www.mack-cali.com.  We have not incorporated by reference into this Prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this Prospectus.

USE OF PROCEEDS

We are registering the shares of Common Stock offered by this Prospectus for the account of the Selling Stockholders identified in the section of this Prospectus entitled “Selling Stockholders.”  All of the net proceeds from the sale of the Common Stock will go to the Selling Stockholders who offer and sell their shares of such stock.  We will not receive any part of the proceeds from the sale of such shares.

SELLING STOCKHOLDERS

The Selling Stockholders are persons listed in the table below who may receive shares of our Common Stock in exchange for their Common Units in Mack-Cali Realty, L.P.

On November 23, 2004, we acquired a 62.5 percent interest in One River Centre, a three-building, 457,472 square-foot office complex located in Red Bank, New Jersey, through our conversion of a note receivable into a controlling equity interest.  63,328 Common Units were issued on March 10, 2005 as partial consideration for our acquisition of the remaining 37.5 percent interest in One River Centre.  These Common Units were issued to accredited investors under Rule 501 of the Securities Act, and the holders were restricted from redeeming these Common Units for cash or shares of Common Stock for a period of one year, which restriction expired on March 10, 2006.

On February 28, 2006, 1,942,334 Common Units were issued as partial consideration for our acquisition of Capital Office Park, a seven-building, approximately 842,300 square-foot office complex located in Greenbelt, Maryland.  On May 25, 2007, an additional 114,911 Common Units were issued as partial consideration for the acquisition of approximately 43 acres of additional land sites within our Capital Office Park complex in Greenbelt, Maryland, which is able to accommodate the development of up to 600,000 square feet of office space.  These Common Units were issued to accredited investors under Rule 501 of the Securities Act, and the holders were restricted from redeeming these Common Units for cash or shares of Common Stock for a period of one year, which restriction expired on February 28, 2007 and May 25, 2008, respectively.

Through February 19, 2016, 972,546 shares of Common Stock, which were issued upon the redemption of an equal number of Common Units, have been sold pursuant to prior registration statements on Form S-3 that registered the shares of Common Stock issuable pursuant the One River Centre and Capital Office Park acquisitions.

Unless otherwise indicated below, the information contained in the following table is as of February 19, 2016 and relates to the 1,148,027 shares of our Common Stock issuable upon the redemption of an equal number of Common Units which are outstanding as of that date.

Name of Security Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Number of Shares of Common Stock to Be Owned After this Offering (3)
Benedict Torcivia	28,486	28,486	0
William Schaffel	27,604	27,604	0
William Sitar	1,668	1,668	0
Estate of John C. Giordano, Jr.	1,668	1,668	0
Alexander Schaffel	1,736	1,736	0
Joseph Torcivia	929	929	0
Benedict Torcivia Jr.	929	929	0
Philip Fischer	154	154	0
Frank Fosella	154	154	0
The 1997 Funger Family Trust	34,498	34,498	0
The 1997 Ochsman Family Trust	45,998	45,998	0
Debra Lerner Cohen and Edward L. Cohen Children’s Trust	70,537	70,537	0

Name of Security Holder	Number of Shares of Common Stock Owned Prior to Offering (1)	Number of Shares of Common Stock Underlying Common Units (2)	Number of Shares of Common Stock to Be Owned After this Offering (3)
W. Scott Funger Revocable Trust	11,500	11,500
Morton Funger	81,950	81,950	0
Richard N. Greenberg	22,991	22,991	0
Sheri Greenberg Waddell	22,991	22,991	0
Aleco J. Greenberg	22,991	22,991	0
Mary Elizabeth Hoeffgen	2,758	2,758	0
I. Morton Gudelsky Trust, P. Margolius & S. Mulitz, Trustees	89,202	89,202	0
Jack And Maria Perkins T.B.E.	20,251	20,251	0
David Kramer	2,294	2,294	0
Kathryn Kramer	7,931	7,931	0
Laura B.G. Mulitz Trust, P. Margolius & S. Mulitz, Trustees	89,202	89,202	0
Theodore N. Lerner	9,104	9,104	0
Mark D. Lerner and Judy Lenkin Lerner Children’s Trust	70,537	70,537	0
Marla Lerner Tanenbaum and Robert Kroll Tanenbaum Children’s Trust	70,537	70,537	0
Estate of Ralph Ochsman	91,950	91,950	0
Jack Perkins	14,470	14,470	0
Jeffrey S. Perkins	33,778	33,778	0
Norman E. Perkins	13,793	13,793	0
Richard Perkins	14,637	14,637	0
Richard And Karen Perkins T.B.E.	20,084	20,084	0
Albert H. Small	137,949	137,949	0
Trust For Myrtle Katzen	82,766	82,766	0
TOTAL:	1,148,027	1,148,027	0

(1)         Includes outstanding shares of Common Stock and shares of Common Stock issuable upon the redemption of all Common Units beneficially owned by the Selling Stockholders regardless of whether such shares are offered by this Prospectus.  Excludes fractional Common Units which shall be cashed out upon redemption.

(2)         Includes all of the shares of Common Stock that may be issued upon redemption of Common Units offered under the Prospectus, but not any other shares of Common Stock, Common Units or any other series or class of preferred units beneficially owned by the Selling Stockholders.

(3)         Assumes all shares registered under this Prospectus will be sold.

Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements.  Accordingly, the number of shares of our Common Stock offered hereby may change.  Full and complete copies of this Prospectus will be provided upon request.

If and when the Selling Stockholders sell all of their shares of Common Stock registered under this Prospectus, none of the Selling Stockholders will own more than one percent of our Common Stock at February 19, 2016.

DESCRIPTION OF OUR COMMON STOCK

General

We are authorized under our charter to issue 190,000,000 shares of our Common Stock.  Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote.  Holders of Common Stock have no preemptive or cumulative voting rights.  At February 22, 2016, 89,594,391 shares of our Common Stock were issued and outstanding.  Our Common Stock currently is listed for trading on the New York Stock Exchange under the symbol “CLI.”

All shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable.  We may pay dividends to the holders of our Common Stock if and when declared by our board of directors out of legally available funds.  We intend to continue to pay quarterly dividends on our Common Stock.  Dividends depend on a variety of factors, and there can be no assurances that distributions will be made in the future.

Under Maryland law, stockholders generally are not liable for our debts or obligations.  If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of Common Stock will participate pro rata in any assets remaining after our payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of Mack-Cali Realty, L.P.  All shares of our Common Stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights, subject to the ownership limits set forth in our charter or as permitted by our board of directors.

Ownership Limitations and Restrictions on Transfer

Generally, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (the “Code”), more than 9.8% of our issued and outstanding capital stock.  In addition, our charter and bylaws contain provisions that would have the effect of delaying, deferring or preventing a change in control.  See “Certain Provisions of Maryland Law and our Charter and Bylaws.”

In order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year, and at least 100 persons must beneficially own our outstanding capital stock for at least 335 days per 12 month taxable year.  To help ensure that we meet these tests, our charter provides that no holder may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding capital stock.  Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status under the Code.

The ownership limitations and restrictions on transfer will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

All certificates representing shares of our common stock and preferred stock will bear a legend referring to the restrictions described above.

If you beneficially own more than 5% of our outstanding capital stock, you must file a written response to our request for stock ownership information, which we will mail to you no later than January 30th of each year.  This notice should contain your name and address, the number of shares of each class or series of stock you beneficially own and a description of how you hold the shares.  In addition, you must disclose to us in writing any additional information we request in order to determine the effect of your ownership of such shares on our status as a REIT under the Code.

These ownership limitations could have the effect of precluding a third party from obtaining control over us unless our board of directors and our stockholders determine that maintaining REIT status is no longer desirable.

Operating Partnership Agreement

The partnership agreement of Mack-Cali Realty, L.P. requires that the consent of the holders of at least 85% of Mack-Cali Realty, L.P.’s partnership units is required:

•                                          to merge (or permit the merger of) Mack-Cali Realty, L.P. with another unrelated entity, unless Mack-Cali Realty, L.P. shall be the surviving entity in such merger;

•                                          to dissolve, liquidate, or wind-up Mack-Cali Realty, L.P.; or

•                                          to convey or otherwise transfer all or substantially all of the assets of Mack-Cali Realty, L.P.

As of February 22, 2016 we, as general partner of Mack-Cali Realty, L.P., held approximately  89.5% of the outstanding partnership units of Mack-Cali Realty, L.P.

The partnership agreement also contains provisions restricting us from engaging in a merger or sale of substantially all of our assets, unless such transaction was one where all of the limited partners received for each partnership unit, an amount of cash, securities, or other property equal to the number of shares of Common Stock into which such partnership unit is convertible multiplied by the greatest amount of cash, securities or other property paid to a holder of one share of Common Stock in consideration of one share of Common Stock.  However, if, in connection with a merger or sale of substantially all of our assets, a purchase, tender or exchange offer was made to all of the outstanding common stockholders, each partnership unit holder would receive the greatest amount of cash, securities, or other property which such partnership unit holder would have received had it exercised its redemption rights and received Common Stock in exchange for its partnership units immediately before such purchase, tender or exchange offer expires.

We may merge with another entity, without any of the restrictions identified in the immediately preceding paragraph, so long as each of the following requirements are satisfied:

•                                          after a merger, substantially all of the assets owned by the surviving entity, other than partnership units we hold, are owned by Mack-Cali Realty, L.P. or another limited partnership or limited liability company which is the survivor of a merger with Mack-Cali Realty, L.P.;

•                                          the limited partners own a percentage interest of the surviving partnership based on the fair market value of the net assets of Mack-Cali Realty, L.P. and the fair market value of the other net assets of the surviving partnership before the transaction;

•                                          the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect before the transaction; and

•                                          such rights of the limited partners include the right to exchange their interests in the surviving partnership for at least one of:  (A) the consideration available to such limited partners, or (B) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the Common Stock.

Redemption Rights

Certain individuals who received Common Units in Mack-Cali Realty, L.P. have the right to have their Common Units redeemed for cash, based upon the fair market value of an equivalent number of shares of our Common Stock at the time of such redemption, or, at our election, shares of our Common Stock, on a one-for-one basis.  However, we may not pay for such redemption with shares of Common Stock if, after giving effect to such redemption, any person would beneficially or constructively own shares in excess of the ownership limit described in “Ownership Limitations and Restrictions on Transfer.”  As of December 31, 2015, the limited partners of Mack-

Cali Realty, L.P. owned 10,516,844 Common Units, which can be redeemed for an equal number of shares of our Common Stock.

Transfer Agent

The transfer agent for our Common Stock is:

Computershare Trust Company, N.A.
P.O. Box 43069
Providence, Rhode Island 02940-3069
800-317-4445
www.computershare.com/investor

PLAN OF DISTRIBUTION

The Selling Stockholders may resell under this Prospectus up to 1,148,027 shares of our Common Stock that may be issued to the Selling Stockholders upon redemption of up to 1,148,027 Common Units beneficially owned by such Selling Stockholders.  The Selling Stockholders may sell the shares from time to time and may also decide not to sell all the shares they are permitted to sell under this Prospectus.  The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers.  Subject to the restrictions described in this Prospectus, the shares of our Common Stock being offered under this Prospectus may be sold from time to time by the Selling Stockholders in any of the following ways:

•                                          our Common Stock may be sold through a broker or brokers, acting as principals or agents.  Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell our Common Stock as agent but may position and resell the block as principal to facilitate the transaction.  Our Common Stock may be sold  through dealers or agents or to dealers acting as market makers.  Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchase of our Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions);

•                                          our Common Stock may be sold on any national securities exchange or quotation service on which our Common Stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•                                          our Common Stock may be sold through a block trade in which a broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          our Common Stock may be sold in private sales directly to purchasers; or

•                                          our Common Stock may be sold in such other transactions as permitted by law.

To the extent required, this Prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise.  In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with Selling Stockholders.  The Selling Stockholders also may sell shares short and redeliver shares to close out such short positions.  The Selling Stockholders may enter into option or other transactions with broker-dealers, which require the delivery of shares to the broker-dealer.  The broker-dealer may then resell or otherwise transfer such shares pursuant to this Prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders.  Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.  Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares.  Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with sales of shares.  Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.  Because Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any shares of a Selling Stockholder covered by this Prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

The shares may be sold by Selling Stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exception from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of such distribution.  In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders.  We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares.

A Selling Stockholder may pledge or grant a security interest in some or all of the shares of Common Stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this Prospectus.  We will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.  Such supplement will disclose:

•                                          the name of each such Selling Stockholder and of the participating broker-dealer(s);

•                                          the number of shares involved;

•                                          the price at which such shares were sold;

•                                          the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•                                          that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

•                                          other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares.  The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description is a summary of certain provisions of Maryland law and of our charter and bylaws.  This summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of our charter and bylaws which are incorporated by reference as exhibits to the registration statement of which this Prospectus is a part, and the Maryland General Corporation Law.

Board of Directors

Number; Vacancies.  Our bylaws provide that the number of our directors shall be established by our board of directors but shall never be less than the minimum number required by the Maryland General Corporation Law (which is not less than one), nor more than fifteen.  We have also, in our bylaws, elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the board regardless of the reason for such vacancies.  These provisions of Maryland law, which are applicable even if other provisions of Maryland law or our charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than until the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualify.

Classified Board.  Our Board of Directors is divided into three classes with staggered terms of office of three years each. At our 2014 annual meeting of stockholders, stockholders approved amendments to our charter and bylaws to declassify our Board of Directors over a three year period from 2015 through 2017 such that each director whose term expires at the annual meeting of stockholders in 2015 through 2017 will be elected to hold office until the next annual meeting of stockholders following their election, instead of the third-succeeding annual meeting, and until their successors are elected and qualify.  During this transition period, our Board of Directors will remain classified with respect to the directors whose three year terms have not yet expired during such period, and Maryland law permits the Board of Directors to re-classify the Board of Directors at any time.  The classification and staggered terms of office of our directors make it more difficult for a third party to gain control of our board of directors.  At least two annual meetings of stockholders, instead of one, generally would be required to affect a change in a majority of the board of directors.

Removal of Directors.  Our charter provides, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, that directors may be removed from office only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors.  Neither the Maryland General Corporation Law nor our charter define the term “cause.”  As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the facts and circumstances of any particular situation.

The staggered terms of our directors, the requirements of cause and a substantial stockholder vote for removal of any of our directors, and the exclusive right of the remaining directors to fill vacancies on the board make it more difficult for a third party to gain control of our board of directors and may discourage offers to acquire us even when an acquisition may be in the best interest of our stockholders.

Maryland Business Combination Act

Under the Maryland Business Combination Act, unless an exemption applies, any “business combination” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder is prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations generally include mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities.  An interested stockholder is defined as:

•                                          any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s outstanding shares; or

•                                          an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder.  In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between a Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•                                          80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•                                          two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.  Our board of directors has exempted from the Maryland Business Combination Act, business combinations between certain affiliated individuals and entities and us.  However, unless our board of directors adopts further exemptions, the provisions of the Maryland Business Combination Act will be applicable to business combinations between other persons and us.

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquiring person, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter.  Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•                                          one-tenth or more but less than one-third;

•                                          one-third or more but less than a majority; or

•                                          a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the corporation to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply to:

•                                          shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•                                          acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any acquisitions of shares by certain affiliated individuals and entities, any of our directors, officers or employees and any person approved by our board of directors prior to the acquisition by such person of control shares.  Any control shares acquired in a control share acquisition which are not exempt under the foregoing provision of our bylaws will be subject to the Maryland Control Share Acquisition Act.

Limitation of Liability and Indemnification of Directors and Officers

As permitted by the Maryland General Corporation Law, our charter contains a provision limiting the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.  Under Maryland law, the liability of our directors and officers to us or our stockholders for money damages may be limited except to the extent that:

•                                          it is proved that the director or officer actually received an improper benefit in money, property or services; or

•                                          a judgment or other final adjudication was entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We are authorized under our charter, and obligated under our bylaws and existing indemnification agreements, to indemnify our present and former directors and officers against expense or liability in an action to the fullest extent permitted by Maryland law.  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity.  However, Maryland law prohibits indemnification if it is established that:

•                                          the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                                          the director or officer actually received an improper personal benefit in money, property or services; or

•                                          in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Also, under Maryland law, a Maryland corporation may not provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses.

In addition to the circumstances in which Maryland law permits a corporation to indemnify its directors and officers, Maryland law requires that unless limited by the charter of the corporation, a director or officer who has been successful on the merits or otherwise in the defense of any proceeding or in the defense of any claim, issue or matter in a proceeding, to which he is made a party by reason of his services as a director or officer, shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue or matter in which the director or officer has been successful.  Our charter does not alter this requirement.

We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over us against liabilities arising under the Securities Act.  Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in their opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Charter and Bylaws

Our charter may generally be amended only if such amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least a majority of all votes entitled to be cast by our stockholders on the amendment.  However, any amendment to the provisions in our charter relating to the removal of directors requires approval by our stockholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Mergers, Share Exchanges, Transfers of Assets

Pursuant to our charter and Maryland law, with certain exceptions we cannot engage in a merger or consolidation, enter into a statutory share exchange in which we are not the surviving entity or sell all or substantially all of our assets, unless our board of directors adopts a resolution declaring the proposed transaction advisable, and the transaction is approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast.  In addition, the partnership agreement of Mack-Cali Realty, L.P. limits our ability to merge or sell substantially all of our assets under certain circumstances.  See “Description of Common Stock — Operating Partnership Agreement.”

Dissolution of the Company

We may be dissolved only if the dissolution is declared advisable by a majority of the entire board of directors and approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•                                          pursuant to our notice of the meeting;

•                                          by, or at the direction of, the board of directors; or

•                                          by any stockholder of the Company who was a stockholder of record both as of the time notice of such nomination or proposal of business is given by the stockholder as set forth in our bylaws and as of the time of the annual meeting in question, who is entitled to vote at such annual meeting and who complies with the advance notice procedures set forth in our bylaws.

Any stockholder who seeks to make such a nomination or to bring any matter before an annual meeting, or his representative, must be present in person at the annual meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law, Our Charter, Bylaws and Stockholder Rights Plan

The Maryland Business Combination Act, the Maryland Control Share Acquisition Act, the advance notice provisions of our bylaws, the provisions of our charter on classification of our board of directors and removal of directors and certain other provisions of Maryland law and our charter and bylaws could delay, defer or prevent a transaction or our change in control which might involve a premium price for holders of shares of our capital stock or otherwise be in their best interest.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Seyfarth Shaw LLP, New York, New York, issued an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of Common Stock offered by this Prospectus.

Part II

Information Not Required in the Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the registrant in connection with the distribution of the common stock being registered hereby.  All the amounts shown are estimates, except the Securities and Exchange Commission registration fee.  All of such expenses are being borne by the registrant.

Securities and Exchange Commission Registration Fee	$0	*
Printing and Engraving Expenses	10,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	20,000
Miscellaneous Expenses	10,000

Total	$60,000

* The shares being registered pursuant to this Registration Statement consist entirely of 1,148,027 unsold shares of Common Stock that were previously registered on an automatic shelf registration statement on Form S-3, File No. 333-187196, which was filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2013 (the “Registration Statement”).  The Registration Statement is subject to expiration on the third anniversary of the date of filing with the Commission pursuant to Rule 415(a)(5) under the Securities Act.  The 1,148,027 shares of common stock covered by this registration statement consist solely of the unsold securities from the Registration Statement and pursuant to Rule 415(a)(6) under the Securities Act, these 1,148,027 shares, together with the related filing fees previously paid by the registrant in connection with the Registration Statement, are being carried forward to this registration statement.  No additional securities are being registered by this registration statement.

Item 15.  Indemnification of Directors and Officers.

Our officers and directors are indemnified under Maryland law, our charter and bylaws, and the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P., as amended (the “Partnership Agreement of Mack-Cali Realty, L.P.”), against certain liabilities.  Our charter authorizes us, and our bylaws require us, to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland.

The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission.  The MGCL does not permit a Maryland corporation to provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses.  No amendment of our charter or bylaws shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to such corporation and its stockholders for money damages, with specified exceptions.  The MGCL does not, however, permit the liability of directors and officers to a corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  Our charter contains a provision consistent with the MGCL.  No amendment of our charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment.

In addition to the circumstances in which the MGCL permits a corporation to indemnify its directors and officers, the MGCL requires a corporation to indemnify its directors and officers in the circumstances described in the following sentence, unless limited by the charter of the corporation.  A director who has been successful, on the merits or otherwise, in defense of any proceeding or in the defense of any claim, issue, or matter in the proceeding, to which he is made a party by reason of his service as a director, shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue, or matter in which the director has been successful.  Our charter does not alter this requirement.

The Partnership Agreement of Mack-Cali Realty, L.P. also provides for indemnification of us, as general partner of Mack-Cali Realty, L.P., and our affiliates, officers, directors, agents and employees (collectively, our “Affiliates”), to the same extent indemnification is provided to our officers and directors in our charter and bylaws.

In addition, the Delaware Revised Uniform Limited Partnership Act provides that a limited partnership has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.  In addition, the Partnership Agreement of Mack-Cali Realty, L.P. provides that, we, as general partner of Mack-Cali Realty, L.P., and our Affiliates, shall not be liable, responsible, or accountable in damages or otherwise to Mack-Cali Realty, L.P., or any of its partners, for any acts or omissions performed or omitted within the scope of our authority as general partner, or otherwise conferred on us, as general partner, or our Affiliates, by the Partnership Agreement of Mack-Cali Realty, L.P., provided that we, as general partner, and our Affiliates, have acted in good faith and shall not be guilty of willful misconduct or gross negligence.

We have entered into indemnification agreements with each of our directors and officers.  The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.  We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors’ and officers’ liability insurance.  Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of our charter and our bylaws and the Partnership Agreement of Mack-Cali Realty, L.P., it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by our stockholders to eliminate the rights it provides.

Item 16. Exhibits.

3.1                               Articles of Restatement of Mack-Cali Realty Corporation dated September 18, 2009 (filed as Exhibit 3.2 to the Company’s Form 8-K dated September 17, 2009 and incorporated herein by reference).

3.2                               Articles of Amendment to the Articles of Restatement of Mack-Cali Realty Corporation as filed with the State Department of Assessments and Taxation of Maryland on May 14, 2014 (filed as Exhibit 3.1 to the Company’s Form 8-K dated May 12, 2014 and incorporated herein by reference).

3.3                               Amended and Restated Bylaws of Mack-Cali Realty Corporation dated June 10, 1999 (filed as Exhibit 3.2 to the Company’s Form 8-K dated June 10, 1999 and incorporated herein by reference).

3.4                               Amendment No. 1 to the Amended and Restated Bylaws of Mack-Cali Realty Corporation dated March 4, 2003, (filed as Exhibit 3.3 to the Company’s Form 10-Q dated March 31, 2003 and incorporated herein by reference).

3.5                               Amendment No. 2 to the Mack-Cali Realty Corporation Amended and Restated Bylaws dated May 24, 2006 (filed as Exhibit 3.1 to the Company’s Form 8-K dated May 24, 2006 and incorporated herein by reference).

3.6                               Amendment No. 3 to the Mack-Cali Realty Corporation Amended and Restated Bylaws dated May 14, 2014 (filed as Exhibit 3.2 to the Company’s Form 8-K dated 12, 2014 and incorporated herein by reference).

3.7                               Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated December 11, 1997 (filed as Exhibit 10.110 to the Company’s Form 8-K dated December 11, 1997 and incorporated herein by reference).

3.8                               Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated August 21, 1998 (filed as Exhibit 3.1 to the Company’s and the Operating Partnership’s Registration Statement on Form S-3, Registration No. 333-57103, and incorporated herein by reference).

3.9                               Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated July 6, 1999 (filed as Exhibit 10.1 to the Company’s Form 8-K dated July 6, 1999 and incorporated herein by reference).

3.10                        Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated September 30, 2003 (filed as Exhibit 3.7 to the Company’s Form 10-Q dated September 30, 2003 and incorporated herein by reference).

4.1                               Form of Common Stock Certificate (filed as Exhibit 4.3 to Mack-Cali Realty Corporation’s registration statement on Form S-3 (File No. 333-141259) and incorporated herein by reference).

5.1*                        Opinion of Seyfarth Shaw LLP.

23.1*                 Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*                 Consent of Seyfarth Shaw LLP (included in Exhibit 5.1).

24.1*                 Power of Attorney (included on signature page).

*                                         filed herewith.

Item 17.  Undertakings.

A.                                    The undersigned registrant hereby undertakes:

1.                                      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.                                      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                                      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.                                      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.                                    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on this 11th day of March, 2016.

MACK-CALI REALTY CORPORATION

By:	/s/ Mitchell E. Rudin
Mitchell E. Rudin
Chief Executive Officer

By:	/s/ Michael J. DeMarco
Michael J. DeMarco
President and Chief Operating Officer

By:	/s/ Anthony Krug
Anthony Krug
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mitchell E. Rudin, Michael J. DeMarco, Anthony Krug, or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and re-substitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Act of 1933, as amended, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William L. Mack	Chairman of the Board	March 11, 2016
William L. Mack

/s/ Mitchell E. Rudin	Chief Executive Officer	March 11, 2016
Mitchell E. Rudin	(principal executive officer)

/s/ Michael J. DeMarco	President and Chief Operating Officer	March 11, 2016
Michael J. DeMarco

/s/ Anthony Krug	Chief Financial Officer	March 11, 2016
Anthony Krug	(principal financial officer and
principal accounting officer)

/s/ Alan S. Bernikow	Director	March 11, 2016
Alan S. Bernikow

/s/ Nathan Gantcher	Director	March 11, 2016
Nathan Gantcher

/s/ Kenneth M. Duberstein	Director	March 11, 2016
Kenneth M. Duberstein

/s/ Jonathan Litt	Director	March 11, 2016
Jonathan Litt

/s/ David S. Mack	Director	March 11, 2016
David S. Mack

/s/ Alan G. Philibosian	Director	March 11, 2016
Alan G. Philibosian

/s/ Irvin D. Reid	Director	March 11, 2016
Irvin D. Reid

/s/ Vincent Tese	Director	March 11, 2016
Vincent Tese

/s/ Roy J. Zuckerberg	Director	March 11, 2016
Roy J. Zuckerberg

EXHIBIT INDEX

3.1                            Articles of Restatement of Mack-Cali Realty Corporation dated September 18, 2009 (filed as Exhibit 3.2 to the Company’s Form 8-K dated September 17, 2009 and incorporated herein by reference).

3.2                               Articles of Amendment to the Articles of Restatement of Mack-Cali Realty Corporation as filed with the State Department of Assessments and Taxation of Maryland on May 14, 2014 (filed as Exhibit 3.1 to the Company’s Form 8-K dated May 12, 2014 and incorporated herein by reference).

3.3                               Amended and Restated Bylaws of Mack-Cali Realty Corporation dated June 10, 1999 (filed as Exhibit 3.2 to the Company’s Form 8-K dated June 10, 1999 and incorporated herein by reference).

3.4                               Amendment No. 1 to the Amended and Restated Bylaws of Mack-Cali Realty Corporation dated March 4, 2003, (filed as Exhibit 3.3 to the Company’s Form 10-Q dated March 31, 2003 and incorporated herein by reference).

3.5                               Amendment No. 2 to the Mack-Cali Realty Corporation Amended and Restated Bylaws dated May 24, 2006 (filed as Exhibit 3.1 to the Company’s Form 8-K dated May 24, 2006 and incorporated herein by reference).

3.6                               Amendment No. 3 to the Mack-Cali Realty Corporation Amended and Restated Bylaws dated May 14, 2014 (filed as Exhibit 3.2 to the Company’s Form 8-K dated 12, 2014 and incorporated herein by reference).

3.7                               Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated December 11, 1997 (filed as Exhibit 10.110 to the Company’s Form 8-K dated December 11, 1997 and incorporated herein by reference).

3.8                               Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated August 21, 1998 (filed as Exhibit 3.1 to the Company’s and the Operating Partnership’s Registration Statement on Form S-3, Registration No. 333-57103, and incorporated herein by reference).

3.9                               Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated July 6, 1999 (filed as Exhibit 10.1 to the Company’s Form 8-K dated July 6, 1999 and incorporated herein by reference).

3.10                        Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P. dated September 30, 2003 (filed as Exhibit 3.7 to the Company’s Form 10-Q dated September 30, 2003 and incorporated herein by reference).

4.1                               Form of Common Stock Certificate (filed as Exhibit 4.3 to Mack-Cali Realty Corporation’s registration statement on Form S-3 (File No. 333-141259) and incorporated herein by reference).

5.1*                        Opinion of Seyfarth Shaw LLP.

23.1*                 Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*                 Consent of Seyfarth Shaw LLP (included in Exhibit 5.1).

24.1*                 Power of Attorney (included on signature page).

* Filed herewith